Exhibit 21.1
SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies Australia Pty. Ltd.	Australia
Agilent Technologies Australia (M) Pty. Ltd.	Australia
Varian Holdings (Australia) Pty. Ltd.	Australia
Dako North America, Inc.	California
Agilent Technologies Canada Inc.	Canada
Agilent Technologies Cayman Islands Inc.	Cayman Islands
Agilent Technologies (Cayco) Limited	Cayman Islands
Agilent Technologies (China) Co., Ltd.	China
Agilent Technologies (Shanghai) Company Limited	China
Agilent Technologies World Trade, Inc.	Delaware
Dako Denmark A/S	Denmark
Agilent Technologies France SAS	France
Agilent Technologies Deutschland GmbH	Germany
Agilent Technologies Deutschland Holding GmbH	Germany
Agilent Technologies Deutschland GmbH & Co. Immobilien KG	Germany
Agilent Technologies Deutschland Alpha GmbH	Germany
Agilent Technologies Sales & Services GmbH & Co. KG	Germany
Agilent Technologies R&D and Marketing GmbH & Co. KG	Germany
Agilent Technologies Ireland Finance Limited	Ireland
Agilent Technologies Italia S.p.A.	Italy
Agilent Technologies Japan, Ltd.	Japan
Agilent Technologies (Luxco) Sarl	Luxembourg
Agilent Technologies Microwave Products (M) Sdn. Bhd.	Malaysia
Agilent Technologies (Malaysia) Sdn. Bhd.	Malaysia
Agilent Technologies Mauritius Limited	Mauritius
Agilent Technologies Netherlands B.V.	Netherlands
Agilent Technologies Europe B.V.	Netherlands
Agilent Technologies Sanigi B.V.	Netherlands
Agilent Technologies Singapore (Sales) Pte. Ltd.	Singapore
Agilent Technologies Singapore Pte. Ltd.	Singapore
Agilent Technologies Singapore (Holding) Pte. Ltd.	Singapore
Agilent Technologies Singapore (International) Pte. Ltd.	Singapore
Agilent Technologies Spain, S.L.	Spain
Agilent Technologies International Sàrl	Switzerland
Agilent Technologies (Schweiz) AG	Switzerland
Agilent Technologies Rhone Sàrl	Switzerland
Agilent Technologies UK Limited	United Kingdom